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Exhibit 10.3

                              EMPLOYMENT AGREEMENT

         AGREEMENT dated January 10, 2001, by and between Enterprises Solutions Inc., a Nevada corporation ("Company"), and John A. Solomon ("Employee"). This agreement shall supercede and replace the Employment Agreement dated September 15,1999, between the Company and Employee (the "Prior Agreement") which is hereby terminated.

         WHEREAS, the Company is engaged in the business of developing and operating Internet and computer security solutions, government and corporate systems integration and contract selling and development work; and

         WHEREAS, the Company and the Employee wish to enter into an Employment Agreement in order to retain Employee's ongoing services as the President and Chief Executive of the Company or in such capacities as the Company's Board from time to time determines:

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                                    ARTICLE I
                              Employment and Duties

A. The Company hereby employs Employee as its President and Chief Executive Officer for a fixed term of five years. Additional or different duties and titles may be assigned to Employee from time to time by the Board of Directors ("Board") of the Company. Employee hereby accepts employment upon the terms and conditions stated herein, and agrees to devote his time, attention, and energy to promote and further the business of the Company.

B. Employee shall perform such duties, assume such responsibilities and devote such time, attention and energy to the business of the Company as the Board shall from time to time require and shall not, during the term of his employment hereunder, be engaged in any other business activity that interferes with Employee's duties and responsibilities hereunder. This provision shall not be construed to prohibit Employee from making personal investments in any form or manner.

C. All funds received by Employee on behalf of the Company, if any, shall be held in trust for the Company and shall be delivered to the Company as soon as practicable.


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                                   ARTICLE II
                                  Compensation

2.01. Salary. The Employee shall receive an annual salary ("Salary") from the Company in the amount of $500,000.00. The Employee's Salary shall be payable pursuant to a monthly schedule consisting of semimonthly payments in the amount of $20,833.33, which amount the Board has determined is consistent with industry standards for executives of similar Companies.

2.02. Expense Reimbursement. The Company shall reimburse Employee for all reasonable travel, entertainment and other expenses related to his employment and promotion of the Company's interests. Employee shall provide a written accounting and receipt of all expenses for which he seeks reimbursement. The Company shall reimburse employee for all such expenses within ten (10) days following of its receipt of a written accounting.

2.03. Bonuses. The Company shall pay to Employee, on a quarterly basis, minimum bonuses of not less than 7% of the Net Before Tax profits of the Company; or such greater amount or other bonus as the Board of Directors shall determine appropriate.

2.04. Employee Comp. Plan Participation. The Employee shall be entitled to participate in any and all stock option plans, stock bonus plans, pension plans, profit sharing plans, retirement plans, or other employee compensation plans adopted by the Company.

2.05. Benefits. The Employee shall be entitled to such fringe benefits, as the Company shall establish for its employees generally. In addition, Employee, as the Company's Chief Executive Officer and President, shall be entitled to four weeks paid vacation for each year of employment; medical and dental insurance coverage with the insurance carrier of employee's choice; life insurance in the amount of $3,000,000; disability insurance coverage consistent with industry standards; disability pay for any period not covered by employee's disability insurance policy, not to exceed 12 months; an automobile of his choosing or automobile allowance for vehicle of his choosing; and membership at a Country Club of employee's choice. In lieu of Country Club membership, employee may attend a spa or other health related facility annually for a period not to exceed two weeks. Employee shall be entitled to borrow from the Company up to $1,250,000, secured by not more than 25% of the Company's common stock held by the Employee, or such lesser amount as is necessary to fully secure the loan. Any loan(s) taken by Employee shall bear simple interest at the annualized rate of 7%. Employee shall pay accrued interest to the Company on a quarterly basis. Employee shall repay the principal amount of any loan(s) taken not later than ten (10) years after receiving his first distribution of loan proceeds. Employee shall be entitled to receive one or more loans from the Company provided that the cumulative total of all loans taken shall not exceed $1,250,000.

2.06. Stock Compensation. Pursuant to the Prior Agreement, Employee has been vested with a total of 425,000 shares of common stock. During the term of this Employment Agreement, Employee shall be entitled to receive such number of shares of the Company's common stock, to be issued on a quarterly basis, or on a less frequent basis, however not less frequently than semi-annually, as agreed to by the Employee, so


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that Employee will own at least nine (9%) percent of the Company's outstanding common stock, adjusted to reflect increases in the amount of such common stock outstanding from time to time; provided, however, should the Company terminate this agreement for any reason other than for cause prior to January 9, 2006, Employee's right to receive all the stock provided for herein shall immediately vest. During the period of any restriction on Employee's ability to transfer the Company's common stock issued to Employee pursuant to this Agreement, Company agrees that it shall reacquire from Employee, at current market prices, that number of shares of such stock as is necessary for Employee to satisfy his tax obligations, if any, resulting from the Company's issuance of stock to Employee.

In the event the Company terminates Employee's employment on or before January 10, 2006 for reason other than for cause; or in the event of a "change in control of the Company", as defined in section 5.02E below, Employee's right to obtain all the stock herein provided for shall immediately vest, and the Company shall simultaneously transfer such stock to Employee.

                                   ARTICLE III
                            Non-Competition Agreement

A. Employee will not, during the period of this Agreement directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business i) call upon any customer of the Company (including, but not limited to, any customer obtained for the Company by Employee) for the purpose of soliciting or selling any products or services in competition with those of the Company or its affiliates; (ii) call upon any employee of the Company or any of its affiliates for the purpose or with the intent of enticing them away from or out of the employ of the Company for any reason whatever; (iii) establish, be employed by, or advise, consult with or otherwise become a part of any company, partnership, corporation or other business entity or venture in competition with the Company or its affiliates; or (iv) disclose the Company's customers or any other trade secrets of the Company to any person, firm partnership, corporation or business for any reason or purpose whatsoever.

B. Because of the difficulty of measuring the economic losses to the Company in the event of Employee's breach of this provision, and because of the immediate and irreparable damage that a breach would cause the Company, Employee agrees that in the event of his violation of paragraph A, the Company shall be entitled to appropriate injunctive relief.

C. It is agreed by the parties that the covenants in this Paragraph 3 are necessary to protect the goodwill and business interests of the Company and they impose a reasonable restraint on Employee in light of the activities and business of the Company.


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D. The covenants in this Paragraph 3 are severable from all other provisions of this agreement and should any part of this agreement be determined to be unenforceable by a Court of competent jurisdiction, such determination shall not affect the continued validity of the covenants in this paragraph 3. Moreover, in the event a Court of competent jurisdiction were to determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

E. All of the covenants in this Paragraph 3 shall be construed independent of any other provisions in this Agreement, and the existence of a claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not impact the Company's right or ability to enforce such covenants.

                                   ARTICLE IV
                   Non-Disclosure and Proprietary Information.

A. The Employee recognizes and acknowledges that the information, techniques, processes, formulas, developments, experimental work, work in progress, and business lists of the Company's customers are the trade secrets or confidential information of the Company which are the valuable, special and unique assets of the Company. In addition, Employee recognizes that the Company is continually engaged in research and development of new inventions and improvements to its information, techniques, processes, formulas, developments, and other secrets and confidential matters relating to Company's business. Therefore, Employee agrees as follows:

         1. That Employee will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to his employment, without the express authorization of the Board of Directors of the Company, any information, manufacturing techniques, processes, business customer lists, or any other secrets or confidential information designated from time to time by the Board of Directors of Company, except as such disclosure or use may be required in connection with Employee's work for the Company, or as compelled to disclose such information by a Court of law.

         2. That upon request or at the time of leaving the employ of the Company, the Employee will deliver to the Company, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Company's business.

         3. That the Board of Directors of the Company may from time to time designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

B. In the event of a breach or threatened breach by the Employee of the provisions of this Article, the Company shall be entitled to an injunction:


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         1. Restraining the Employee from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or

         2. Requiring that Employee deliver to Company all information, documents, notes, memoranda and any and all discoveries or other material as described above upon Employee's leave of the employ of the Company. Nothing herein shall be construed as prohibiting the Company from pursuing other remedies available for such breach or threatened breach, including the recovery of damages from the Employee.

                                    ARTICLE V
                                Term; Termination

5.01. Term. The term of this agreement shall begin on January 10, 2001, and continue until January 9, 2006, unless further extended or sooner terminated as herein provided herein. After January 9, 2006, the term of the Employee's employment shall be automatically extended one (1) additional year unless, the Company, on or before sixty (60) days prior to the expiration of the term, shall deliver to Employee notice that the term of the Employee's employment will not be extended.

5.02 Termination. This Agreement and Employee's employment may be terminated in any one of the following ways:

     A. The death of Employee.

     B. Upon thirty (30) days written notice ("Notice of Termination") to Employee if, because of illness or physical or mental disability or other incapacity which continues for a period in excess of three (3) months, Employee is unable to perform his duties under this agreement.

     C. Immediately and without notice "for cause". For purposes of this Agreement, "for cause" is limited to willful, and material acts of dishonesty, including theft, misappropriation or material and intentional acts of fraud; invidious discrimination, sexual harassment, and assault and battery upon an officer or employee of the Company. The term "for cause" shall also include willful breaches by Employee of his fiduciary duties to the Company and its shareholders; material and persistent refusal to carry out lawfully assigned duties; intentional and/or gross and reckless conduct, conviction of a felony or other illegal public action that materially damages the Company's reputation. The termination of the Employee for reasons other than those specified in the preceding paragraph shall be deemed to be without justifiable cause. In the event employee is terminated without cause, Employee shall be entitled to a minimum severance package of two (2) years salary, or the remaining balance of amounts due under this agreement, whichever is greater. Employee will also be entitled to immediate issuance of all of the shares of common stock provided for in this agreement.

     D. Thirty (30) days notice by Employee of his intent to resign his position.


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     E. Upon a "change in control", provided however, such "change in control"
shall not be deemed a termination for cause, and all benefits herein provided for shall immediately vest and accrue in employee's favor. Should Employee retain the same or similar position with the acquiring entity as he held with the Company, Employee's rights hereunder shall cease except for employee's right to receive the common stock herein provided for. Also, in the event of a "change in control" the Company shall automatically release any and all claims it has against the Employee arising out of or related to any of the terms of this agreement.

For purposes of this Agreement, a "change in control" shall mean a change that would be required to be reported in Item I (a) of Form 8-K under the Securities Exchange Act of 1934 (the "Exchange Act"). Such a change shall be deemed to have occurred if i) any "person" (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, as constituted, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, (ii) during any period of three consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a Director at the beginning of such period has been approved in advance by Directors representing at least two-thirds of the Directors then in office who were Directors at the beginning of the period.

     F. In the event the Company terminates, or attempts to terminate the employment of the Employee other than as provided above, or the Company otherwise is in breach of the terms of this Agreement, the Company agrees to pay or reimburse the Employee for all legal fees, costs and other damages, including back-pay and benefits if applicable, incurred as a result of such breach or wrongful termination.

5.3. Compensation Upon Termination or During Disability.

     A. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), the Employee shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to section 5.02B hereof.

     B. If the Employee's employment shall be terminated pursuant to Section 5.02C, the Company shall pay the Employee his full salary through the date of termination, at the rate in effect at the time Notice of Termination is given, plus all outstanding expenses payable pursuant to Section 2.02 hereof and the Company shall have no further obligations to the Employee under this Agreement.

     C. If the Employee shall terminate his employment under Section 5.02D hereof, the Company shall pay the Employee his full salary through the date of termination at the rate in effect at the date of termination, plus all outstanding expenses payable pursuant to section 2.02 hereof.


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     D. If the Company shall terminate the Employee's employment in breach hereof or within one year of a "change in control of the Company", for any reason other than death or disability under section 5.02A or B, then:

          1. The Company shall pay the Employee the greater of the remaining amounts due him under the employment agreement, or a minimum severance package of (2) year's current salary. Employee will be entitled to immediate issuance of all the shares of common stock provided for in this agreement.

          2. The Company shall maintain in full force and effect, for the continued benefit of the Employee for three (3) months or the term remaining on this Agreement as of the Date of Termination, whichever is greater, all employee benefits, including insurance and compensation plan participation, which the Employee was entitled to participate immediately prior to the date of termination provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. All such benefit plans and programs shall be maintained at the level and value provided immediately prior to the date of termination. In the event that the Employee's participation in any such plan or program is barred, the Company shall arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

     E. The Employee shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise.


                                   ARTICLE VI
                           Representations of Employee

6.01. Employee has represented and hereby represents and warrants to the Company that he is not subject to any restriction or non-competition covenant in favor of a former employer or any other persons or entity and that the execution of this Agreement by Employee and his employment by the Company or its affiliates and the performance of his duties hereunder will not violate or be in breach of any agreement with a former employer or any other person or entity. Further, Employee agrees to indemnify the Company and its affiliates for any proven claim, including, but not limited to, attorney's fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company or its affiliates based upon or arising out of any non-competition agreement or invention and secrecy agreement between Employee and such third party.


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                                   ARTICLE VII
                                  Miscellaneous

7.01. Complete Agreement. This Agreement is not a promise of future employment. There are no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee. The terms of this Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written agreement may not be later modified except by a writing signed by the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such terms.

7.02. No Waiver. No waiver by the parties hereto of any default or breach of any terms, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

7.03. Non Delegation of Duties. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, that he cannot delegate any part of his duties under this Agreement.

7.04. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

     To the Company:                        Enterprises Solutions Inc.
                                            140 Wood Road Suite 200
                                            Braintree, MA 02184

         To Employee:                       John A. Solomon
                                            15 Raven Road
                                            Canton, MA 02021

Notice shall be deemed given and effective three (3) days after the deposit in the Unites States mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 7.04.

7.05. Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

7.06. Governing Law. This Agreement shall in all respects be construed according to the laws of the Commonwealth of Massachusetts.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date herein first set forth.



                                          ENTERPRISES SOLUTIONS INC.
WITNESSED BY:

/s/ Gayle S. Gorfinkle                    /s/ Alfred T. Saker
- ----------------------                    ----------------------------
                                              Alfred T. Saker II
                                              Treasurer/Secretary
                                              Duly Hereunto Authorized

         1/10/01                                    1/10/01
- -----------------                         -----------------
Date                                           Date



WITNESSED BY:                                 EMPLOYEE:

/s/ Gayle S. Gorfinkle                       /s/ John A. Solomon
- ----------------------                    ----------------------
                                          John A. Solomon

         1/10/01                                10 Jan 2001
- -----------------                         -----------------
Date                                             Date